Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is entered effective this 10th day of September, 2007 (the “Effective Date”), between MAX & ERMA’S RESTAURANTS, INC., a Delaware corporation (the “Company”) and MICHAEL A. NAHKUNST (the “Employee”).
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has approved and authorized the entry into this Agreement with the Employee; and
     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Company.
     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Employee hereby agree as follows;
     1. Employment. The Employee shall be employed as the Chief Operating Officer of the Company from September 10, 2007 (the “Commencement Date”), until the third anniversary of this Agreement, unless such employment is terminated earlier in accordance with this Agreement; provided, however, commencing on the third anniversary of this Agreement, the term of this Agreement shall be extended for a period of two (2) years (the “Initial Renewal Term”) and, on the second anniversary of the Initial Renewal Term, the term of this Agreement shall be extended for a consecutive period of five (5) years, unless either party gives written notice to the other, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of the Initial Renewal Term. The Employee shall have such duties and responsibilities customarily incident to such position or as may be designated to him by the Board of Directors of the Company (the “Board”) from time to time. The Employee shall be generally responsible for overseeing the operations of the Company and meeting the reasonable performance standards and objectives as set by the Board of Directors. Employee shall report directly to the Chief Executive Officer of the Company or his designee. Employee shall devote substantially all of his time, attention and energies to the business and affairs of the Company.
     2. Salary. The Company shall pay the Employee a salary at an annual rate of $300,000.00 less applicable deductions (the “Base Salary), such Base Salary may be increased at such times and in such amounts as determined by the Committee. The Base Salary shall be payable by the Company to the Employee in installments at such times as the Company customarily pays its other employees. Participation in deferred compensation, mandatory or discretionary bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the Base Salary.
     3. Bonus. Employee shall be entitled to participate in the Company’s executive cash bonus program pursuant to which Employee will be eligible to receive a cash bonus, in an amount determined by the Committee, based on the Company achieving certain levels of annual budgeted pre-tax profit, plus other operations performance targets, payable quarterly based on estimates and adjusted for the annual amount at the fiscal year-end, unless otherwise adjusted by the Committee for all participating senior executives. Except as otherwise provided in paragraph 10 herein, if this Agreement is terminated prior to the payment date of any bonus provided for in this paragraph, no bonus payment shall be made following the termination date of the Agreement unless otherwise agreed by the Company.
     4. Participation in Retirement, Welfare and Other Benefit Plans and Programs. Employee shall be entitled to participate in all employee retirement and welfare benefit plans and programs, including health insurance, dental insurance, group life and long-term disability and 401(k) plan, made available to the Company’ senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility of such plans.
     5. Automobile. The Company shall provide the Employee a car allowance of $750.00 per each four-week period, payable in accordance with the Company’s policy. In addition, the Company shall reimburse Employee for reasonable expenses incurred in operating the vehicle used for business purposes subject to the provisions of paragraph 7.
     6. Vacation. The Employee shall be entitled to three (3) weeks annual paid vacation in accordance with the Company’s policy, in addition to holidays and other paid time off (excluding vacation) provided to similarly situated executive officers of the Company.
     7. Business Expenses. During such time as the Employee is rendering services hereunder, the Employee shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses, including but not limited to mobile telephone charges. The Company agrees that it will reimburse the Employee for all such expenses upon the presentation by the Employee, on a monthly basis, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies. Reimbursement for approved expenses shall be made within a reasonable period not to exceed 30 days after the approval of Employee ’s itemized account.
     8. Other Expense Reimbursements.
     8.1 Travel Relocation Expenses. The Company will promptly reimburse Employee for reasonable travel relocation expenses associated with the Employee’s relocation to Columbus, Ohio upon the presentation by the Employee of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies; provided, however, the Company shall not be obligated to reimburse Employee for such reimbursable travel relocation expenses in excess of $5,000.
     8.2 Legal Fees and Expenses. The Company shall promptly reimburse the Employee for legal fees and expenses incurred by the Employee in the review and negotiation of this Agreement in an amount not to exceed $2,500, upon presentation by the Employee of an itemized account of such fees and expenses.
     9. Indemnity. The Company shall to the extent permitted by law, indemnify and hold the Employee harmless from costs, expense (including reasonable attorneys fees) or liability arising out of or relating to any acts or decisions made by the Employee in the course of his employment to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies. The Company agrees to continuously maintain Directors and Officers Liability Insurance with reasonable limits of coverage and to include the Employee within said coverage.
     10. Termination. This Agreement shall terminate on the third anniversary date of the Commencement Date, unless renewed pursuant to paragraph 1 above or sooner pursuant to any of the following:
     10.1 Death. This Agreement shall terminate upon the Employee’s death. The Company shall pay the Employee’s estate (i) on the date it would have been payable to Employee any unpaid Base Salary earned prior to the date of Employee’s death, (ii) within 30 days of the conclusion of the quarter following Employee’s death, any unpaid Bonus prorated to the date of Employee’s death, and (iii) any unpaid reimbursements due Employee for expenses incurred by the Employee prior to Employee’s death, upon receipt from the Employee’s personal representative of receipts therefore. Any options that have not vested as of the date of Employee’s death shall terminate on the date of Employee’s death.
     10.2 Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, he shall have been absent from the full time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days total within any 12-month period, his employment may be terminated by the Company for “Disability.” Termination shall occur 30 days after a notice of a written termination is delivered to Employee by the Company (the “Effective Date of Termination”). The Company shall pay the Employee (i) on the date it would have been payable to Employee, any unpaid Base Salary earned prior to the date of Employee’s Effective Date of Termination, (ii) within 30 days of the end of the quarter following Employee’s Effective Date of Termination, any unpaid Bonus prorated to the Employee’s last day of actual employment, (iii) any unpaid reimbursements due Employee for expenses incurred by the Employee prior to Employee’s Effective Date of Termination, pursuant to paragraph 7, and (iv) if employee is not covered by any other comprehensive insurance, the Company will pay Employee an amount equivalent to Employee’s COBRA payments up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Employee and his eligible dependents. Any options that have not vested as of the Employee’s Effective Date of Termination shall terminate on the date of Employee’s Effective Date of Termination.
     10.3 Cause. This Agreement may be terminated by the Company at any time for “Cause” by the delivery to Employee of a written notice of termination stating the date of termination and the basis upon which this Agreement is being terminated. As used in this Agreement, the term “Cause” shall include:

               (i) failure, neglect or refusal to perform or observe any or all of Employee’s material obligations (“Breach”) under this Agreement which Breach remains uncured after written notice from the Company to the Employee and an opportunity to correct such performance within a reasonable period of time as determined by the Company, of at least 15 days after notice from the Company regarding the Breach;
               (ii) conviction of Employee of any felony or other crime involving dishonesty or moral turpitude;
               (iii) fraudulent conduct by the Employee or any act of dishonesty in connection with the Company’s business; or
               (iv) unauthorized or unfair competition with the Company or any of its affiliates, including the unauthorized use or disclosure of trade secrets, confidential or proprietary business information or the substantial breach of any material covenants.
          In the event of termination for Cause, Employee will be entitled to such Base Salary and benefits as have accrued under this Agreement through the date of termination, but will not be entitled to any other salary, benefits, bonuses or other compensation after such date.
     10.4 Without Cause. This Agreement may also be terminated by Company at any time without Cause by the delivery to Employee of a written notice of termination not less than 30 days prior to the date of termination. Upon such termination, Employee will be paid such Base Salary, vacation, prorated bonus and other benefits as have been earned under this Agreement through the date of termination (including, without limitation, the Company will pay Employee’s COBRA payments for the earlier of the maximum term allowable by then applicable law or the date Employee becomes covered under a different health plan, for coverage of Employee and his eligible dependents). So long as Employee reasonably cooperates in the transition of Employee’s duties, as determined in the Company’s sole but reasonable discretion, Employee will be paid an amount equivalent to his monthly Base Salary, on a monthly basis, for the remaining term of the Agreement, or six (6) months, whichever is shorter. Employee will receive the foregoing payment regardless of any mitigation. However, Employee acknowledges that he has a duty to mitigate and seek other employment. If there are more than six (6) months remaining on the term of the Agreement, and Employee is unable to secure comparable employment during the six (6) months following termination, the Company will continue paying Employee’s Base Salary, on a monthly basis, for an additional six (6) months or until Employee secures comparable employment, whichever is shorter. Failure to make reasonable efforts to mitigate will justify cessation of the payment of the Base Salary under this paragraph. Any options that have not vested as of the date of Employee’s termination, shall fully vest as of the date of Employee’s termination. Except as provided in this paragraph, Employee will not be entitled to any other salary, benefits, bonuses or other compensation after such termination.
     10.5 By Employee. Employee may terminate this Agreement upon 30 days written notice to the Company. The Company shall pay the Employee (i) on the date it would have been payable to Employee, any unpaid Base Salary earned prior to the date of Employee’s termination, and (ii) any unpaid reimbursements due Employee for expenses incurred by the Employee prior to the date of Employee’s termination, pursuant to paragraphs 5 and 7. Any options that have not vested as of the date of Employee’s termination shall terminate on the date of Employee’s termination.
     10.6 Expiration of Term. If the parties do not execute a new written agreement, upon expiration of the term of the Agreement, the employment of Employee shall continue on the same terms and conditions (including the then applicable compensation as provided in paragraphs 2 through 7) as provided in this Agreement. The parties acknowledge and agree that any such employment following the term shall be terminable “at will” for any reason, with or without cause, pursuant to applicable Ohio law.
     11. Assignment.
     11.1 No Assignment by Employee. This Agreement may not be assigned by Employee.
     11.2 This Agreement may be assigned by the Company provided that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place.
     12. Confidential Information.
     12.1 Confidential Information. During the term of this Agreement and thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Employee in the course of his employment by the Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment, the Employee will promptly deliver to the Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.
     12.2 Noncompetition. Except as otherwise provided herein, the Employee agrees that during the term of this Agreement he will not, directly or indirectly, without the prior written consent of the Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company; provided, however, that the “beneficial ownership” by the Employee, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), of not more than 1% of the voting stock of any corporation shall not be a violation of this Agreement.
     12.3 Right to Company Materials. The Employee agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Employee, shall be and shall remain the property of the Company. Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.
     12.4 Anti-solicitation. The Employee understands and agrees that in the course of employment with the Company, the Employee will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of the Company. Therefore, to protect such trade secrets, the Employee promises and agrees that during the term of this Agreement, and for a period of two years thereafter, he will not influence or attempt to influence employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.
     12.5 Injunctive Relief. It is further expressly agreed that the breach of this paragraph would result in immediate irreparable injury which would constitute grounds for injunctive relief in a tribunal of appropriate jurisdiction, and the parties further consent and stipulate to the entry of appropriate provisional injunctive relief in any appropriate tribunal having jurisdiction over the parties.
     13. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

Company:	Max & Erma’s Restaurants, Inc. 4849 Evanswood Drive Columbus, Ohio 43229
Attention:	Chief Executive Officer

Employee:	Michael A. Nahkunst P.O. Box 1247 Dripping Springs, Texas 78620
     14. Amendments or Additions. No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

     15. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
     16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.
     18. Arbitration. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Employee’s employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in the City of Columbus, Ohio in accordance with the laws of the State of Ohio. This provision will not apply provisional remedies as in connection with claims under paragraph 12, or as otherwise provided herein.
     (a) The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules;
     (b) The arbitration shall be conducted confidentially in accordance with the Rules;
     (c) The arbitration fees shall be paid by the Company;
     (d) Each party shall have the right to conduct discovery including (3) three depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator;
     (e) The statute of limitations or any cause of action shall be that prescribed by law;
     (f) The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party;
     (g) The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and
The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with Ohio law.
     19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this
Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections. Notwithstanding anything in this Agreement to the contrary, upon and following Employee’s death, this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, heirs, distributees, devisees and legatees, as the case may be, with respect to the payments due by the Company as set forth in paragraph 10.1 of this Agreement.
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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

MAX & ERMA’S RESTAURANTS, INC.

By:	/s/ Todd Barnum

Todd Barnum Chief Executive Officer

EMPLOYEE:

/s/ Michael A. Nahkunst

michael a. nahkunst